Exhibit 14
DARWIN PROFESSIONAL UNDERWRITERS, INC.
DARWIN GROUP, INC.
DARWIN NATIONAL ASSURANCE COMPANY
DARWIN SELECT INSURANCE COMPANY
CODE OF BUSINESS CONDUCT AND ETHICS
As employees of Darwin Professional Underwriters, Inc., including Darwin Group, Inc., Darwin National Assurance Company and Darwin Select Insurance Company (the “Company”), we all share a responsibility to comply with federal, state, local and international laws when we conduct day-to-day business on behalf of the Company. Legal violations can and do lead to severe penalties, including fines and jail terms. In addition to compliance with all legal requirements, we are also obligated to hold ourselves to the highest ethical standards and adhere to specific policies of conduct established by the Company that go above and beyond legal requirements.
This Code of Business Conduct and Ethics applies to employees (including officers) and directors of the Company and covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees and directors of the Company. If a law conflicts with a policy in this Code, you must comply with the law.
To ensure adherence to this Code, the Company has appointed a Chief Compliance Officer and has established a Compliance Committee. The Chief Compliance Officer is Mark Rosen – Chief Legal Officer. In addition to Mr. Rosen, other members of the Compliance Committee are: Jack Sennott – Chief Financial Officer, Melanie Wilhelm – Director of Compliance, Carla Moylan — Human Resources Manager, Kay Kellogg – Office Manager, and Tim Curry – Assistant GC.
All employees are expected to read and honor the principles and standards contained in this Code. This Code is only a starting point. You must make it a part of your essential job responsibilities to ensure that you learn the basic laws and regulations that apply to your particular job and area of responsibility. Employees who fail to comply with these standards and policies are subject to disciplinary action, up to and including termination. To learn more about specific standards or areas of law that apply to you, please ask your supervisor or contact the Chief Compliance Officer.
The Chief Executive Officer and Chief Financial Officer oversee compliance with the Code. However, line management is directly responsible for enforcing the Code, ensuring that employees are complying with the Code and for informing the Chief Compliance Officer of any violations or other matters that might be sensitive to preserving the Company’s reputation.
We want to make sure that you understand the Code and the importance of complying with it. If you have any questions about the Code or how it may apply to you, or if you feel you are witness to any violation of this code, please contact the Chief Compliance Officer or the Chief Financial Officer.
OUR PRINCIPLES
Darwin Professional Underwriters seeks to achieve business success while conducting ourselves fairly and ethically, with all our constituencies, including customers, employees, shareholders and the public. Darwin Professional Underwriters’ core objective is to consistently achieve top quartile underwriting profits across all of the specialty lines of business in which it engages. Darwin seeks to be recognized as a specialty liability insurance provider that understands risk, assumes it in a financially astute manner, transacts it efficiently and services it in a manner that creates distinction in the marketplace.

Darwin comprises a community of people who agree and appreciate that:
•	All of our priorities and initiatives flow from our desire to consistently produce superior underwriting profits,

•	Customer respect and support are essential to our enterprise,

•	Technical excellence and extraordinary service are hallmarks of our culture,

•	Open exchange of ideas and collaborative decision-making enhances our likelihood of success and our culture,

•	Every member of the team contributes to our success and reflects the substance of who we say we are,

•	Getting things done and developing our talent base are values as much as they are responsibilities, and

•	Employee reward structures are designed to reinforce behaviors that support sustainable underwriting profits and operational excellence.
In achieving these business objectives, our conduct should be based on honesty, objectivity, fairness, respect and trust. To operate otherwise would be a disservice to the Company and its reputation.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS
Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees and directors must respect and obey the laws, rules and regulations of the cities, states and countries in which the Company operates. Although not all persons are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from other appropriate personnel.
CONFLICTS OF INTEREST
A “conflict of interest” exists when an employee or director’s private interest interferes in any way or even appears to interfere with the interests of the Company. Directors and employees of the Company have a duty to disclose relationships, activities and interests that have the potential to conflict with the Company’s interests or deprive the Company of their complete loyalty when they act on the Company’s behalf. As a Company, we must be certain that all employees who promote our business and policies, or are responsible for the Company’s welfare and financial health, are not hindered by any conflicting relationships, activities or interests.
Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board of Directors of the Company (the “Board”) or under guidelines approved by the Board. It is almost always a conflict of interest for a Company employee or director to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf. Although it is impossible to identify every potential conflict of interest, and although the Company will work with you in case of conflict to search for a mutually satisfactory solution, you need to declare or explain any relationships, interests or activities in which potential conflicts could arise. Generally stated, you must:
•	Avoid any personal financial interest in any business transaction of the Company or its agents or representatives unless such interest is first approved by the Board of Directors.

•	Avoid the acquisition or maintenance of any influential interest in or position with any other business enterprise whose activities may result in a conflict of interest with that of the Company or be in competition with the Company.

•	Avoid divulging to unauthorized persons any information concerning the Company’s business that may be detrimental to the Company, or using that information for personal gain or profit.

•	Avoid knowingly buying or selling for your own account, or the account of any member of your immediate family, any security or other interest in property, real or personal, in which the Company may have decided to buy or sell, until the Company’s transaction has been completely executed or its interests therein has terminated.

•	Avoid placing yourself under actual or apparent obligation to anyone by accepting, or permitting your immediate family to accept, gifts or favors of any kind whenever it may appear that such gifts or favors are being given for the purpose of influencing you or the performance of your duties to the Company. (Note: This prohibition is not intended to restrict normal, socially acceptable entertainment within reasonable limitations, nor the normal and usual practice of the exchange of gifts of reasonable value between persons or families having a relationship independent of their respective connections with the Company).

•	Avoid to the extent possible placing yourself or your immediate family in any situation that may reasonably be construed as an opportunity to gain personal profit or advantage contrary to the best interests of the Company.
On an annual basis, the Company will circulate a Conflicts of Interest statement to be signed by all directors, officers and employees. In addition to these statements, we also believe it is your ongoing duty to report any relationship, activity or interest that might involve any actual or potential conflict of interest. You should report any conflict to the Chief Legal Officer or the Chief Financial Officer.
We recognize that in addition to actual conflicts of interest, situations may arise that may not yet be conflicts but have the potential to become so. In these cases, a fundamental principle prevails: the Company’s high standards of business ethics cannot be compromised. We expect you to disclose any interest in or connection to another enterprise if there is the possibility of conflict or if your business judgment is being or might be adversely affected.
CORPORATE OPPORTUNITIES
Employees and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No employee or director may use corporate property, information or position for improper personal gain, and no employee or director may compete with the Company. Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
FRAUD
Every employee has a responsibility to report any instances of business fraud affecting the Company, including, among other things, bribes, kickbacks, illegal rebates, and false claims, to the Chief Legal Officer or the Chief Financial Officer.
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain businesses. It is strictly prohibited to make illegal payments to government officials of any country.
In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Legal Department can provide guidance to employees and directors in this area.
In addition, Darwin has an Anti Fraud Plan, a copy of which is maintained by the Legal Department and is available upon request.
INFORMATION TECHNOLOGY
Computers and their associated software, data and operations are the backbone of the Company’s network and operations infrastructure and are all Company property. Theses systems contain information vital to operating our communications and information networks, billing customers, managing inventory and collecting receivables. Therefore, we must protect and maintain the security of:
•	Information used to access our networks, including IDs and passwords, pass codes and building-access card keys.

•	Computer systems, including corporate data, electronic communications and application software.

The rules and regulations relating to use of the Internet are contained in the Employee Manual which is included by reference herein. You are required to review and abide by the terms of that Policy.
COMPETITION, FAIR DEALING AND GIFTS
The Company seeks to outperform its competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.
The Company does not publicly denigrate competitors and their products but may, with care and prudence, make fair and fact-based comparisons on attributes such as price, product, delivery, quality and service.
The Company does not permit or believe in misrepresenting its products and services to customers and the general public. You must promote our products and services in a fair, honest and candid manner. You should not engage in advertising that is untrue, misleading, deceptive, fraudulent, or falsely disparaging of competitors. Promotional claims must be truthful and always supported by actual studies or other data.
The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships. No gift or entertainment should ever be offered, given, or provided, or accepted from any of the Company’s customers or suppliers, by any Company employee, family member of an employee, director or agent acting on behalf of the Company unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with higher levels of management or the Legal Department any gifts or proposed gifts which you are not certain are appropriate.
ANTITRUST COMPLIANCE
Antitrust is a blanket term for strict federal and state laws that protect the free enterprise system. The antitrust laws deal with agreements and practices “in restraint of trade” such as price-fixing and boycotting suppliers or customers. They also prohibit pricing intended to run a competitor out of business; disparaging, misrepresenting or harassing a competitor; stealing trade secrets; and bribery or kickbacks.
The Company expects you to conduct the Company’s business in full compliance with all antitrust laws. Although this policy is part of our overall commitment to honest and ethical business practices, it also reflects our belief that vigorous competition within the bounds of appropriate regulation is the best course for the Company. This compliance policy is not intended to impose any unreasonable limits on our competitive freedom. Instead, it should encourage the aggressive and innovative independent action necessary to keep us at the forefront of our industry.
Trade Association Activity
Under antitrust laws, there is nothing illegal or improper about belonging to a trade association or participating in industry meetings. However, industry and trade group meetings provide opportunities for discussions among competitors and therefore provide potential for illegal agreement. Antitrust risks are high when trade association activity excludes competitors from certain competitive benefits, limits competition in any way or serves as a vehicle for exchanging competitively sensitive information. The concept of “agreement” under the antitrust laws is quite broad, and among other things, does not require a written contract.
Following are the Company’s antitrust guidelines. In the absence of permission to depart from them, these guidelines should be considered binding statements of our corporate policy:
•	All business decisions should be made by the Company independently and not as part of any collective decision-making involving our competitors.

Further, you should never:
•	Agree with any competitor on the types of business we will conduct, the terms pursuant to which we will do business, the prices we will charge, the customers we will serve or the products or terms of coverage we will offer.

•	Agree with any competitor on general procedures for claims settlement or on the prices that will be paid for any claims service provided to our company or to our customers.

•	Agree with anyone outside our company to avoid dealing with any individual or group of potential customers, suppliers, producers, brokers or agents.

•	Attend trade association or industry group meetings unless an agenda has been proposed and you are comfortable that none of the agenda items raises any antitrust concern.
HUMAN RESOURCES
The Human Resources policies of the company are contained in the Employee Manual, which is incorporated by reference herein.
DISCRIMINATION AND HARASSMENT
The Company is firmly committed to providing equal opportunity in all aspects of hiring and employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. If you believe you have been the victim of discrimination or harassment, or observe conduct that you believe is discriminatory or harassing, you should immediately notify your supervisor, your department head, Human Resources or the Chief Financial Officer.
HEALTH AND SAFETY
The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.
COMPANY PROPERTY
As employees, we are responsible for protecting the Company’s assets and preventing their misuse. Company assets are provided by the Company for the conduct of the Company’s business and are intended to help employees complete employment responsibilities and achieve business goals, and should not be used for personal gain.
Carelessness, theft, inefficient or improper use and waste of Company assets negatively impact our profitability and can jeopardize all of our jobs. The use of Company funds or assets for any illegal or improper purpose, whether for personal gain or not, is strictly prohibited.
You are encouraged to pay attention to your work environment for items or actions that “do not fit in” that could appear to lead to fraud, as this may help detect fraud as it occurs. You should report suspicious activities to your supervisor or the Chief Compliance Officer.
We as employees must properly use and protect Company cash and its equivalents, including currency, checks, postage, charge cards, bills, vouchers and reimbursement claims. This means ensuring that all claims, vouchers, bills and invoices are accurate and proper.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.
INSIDER TRADING
Employees and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use material non-public information concerning the Company or any other public company for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal.
In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing trading in securities of the Company. This policy has been distributed to every employee and director. If you have any questions, please consult the Chief Financial Officer or the Chief Legal Officer.
RECORDKEEPING
The Company will maintain accurate records and accounts in order to ensure legal and ethical business practices and to prevent fraudulent activities. Employees with financial responsibility have the responsibility to express their independent views to, and raise any significant issues with, the Chief Financial Officer.
Many employees are regularly reimbursed for business expenses, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, consult higher levels of management, Human Resources or the Legal Department.
Records and accounts must be complete and not misleading. All Company accounting records, and the reports produced from those records, must be kept and presented in accordance with all applicable laws and relevant accounting standards. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions in a timely manner and must conform both to applicable legal requirements and to the Company’s system of internal controls. No more than one set of books may be maintained and no false or artificial entries may be made in any accounts. No undisclosed or unrecorded funds or assets of the Company may be maintained for any purpose. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.
Business records and communications often become public, and employees and directors should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company’s record management polices. In accordance with those policies, in the event of litigation or governmental investigation, please consult immediately with the Legal Department.
UNDUE INFLUENCE ON AUDITORS
Employees, directors and agents of the Company are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditors for the purpose of rendering the financial statements of the Company misleading.
CONFIDENTIALITY
Employees must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by senior management or by the Legal Department, or required by applicable laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS
Because of the importance of the matters addressed by this Code, waivers will be granted only in limited circumstances. Any waiver of this Code for executive officers or directors may be made only by the Board, or by a committee of the Board, in its sole discretion, and any such waiver will be promptly disclosed as required by law and/or by stock exchange regulation.
REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR
Employees are encouraged to talk to higher levels of management or the Legal Department about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. If an employee is not comfortable approaching higher levels of management, the employee may contact the Chief Legal Officer of the Company, the Chairman of the Audit Committee of the Board or any member of the Audit Committee of the Board. If an employee’s concerns or complaints require confidentiality, including keeping their identity anonymous, confidentiality will be maintained, to the fullest extent possible consistent with applicable law and the need to conduct an adequate review. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.
Employees must read the Company’s Complaint Procedures for Accounting and Auditing Matters, which describes the Audit Committee’s procedures for the submission, receipt, retention and treatment of complaints, including complaints on a confidential or anonymous basis, regarding accounting, internal accounting controls or auditing matters.
Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.
COMPLIANCE PROCEDURES
We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since the Company cannot anticipate every situation that will arise, it is important that employees have a way to approach a new question or problem. These are the steps to keep in mind:
• Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
• Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
• Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
• Seek help from Company resources. Discuss the problem with higher levels of management or discuss it with the Legal Department. Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.
• Employees may report ethical violations in confidence and without fear of retaliation. Reports should be directed to the Chief Compliance Officer, the Chairman of the Audit Committee or any member of the Audit Committee at the Company’s headquarters. If an employee situation requires confidentiality, confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.
DISCLAIMER
This Code of Conduct represents a policy statement of the Company. The Company may modify the terms of this Code at any time. Any changes will be communicated to all employees in writing.
This Code is not intended to limit in any way the rights of the Company to handle disciplinary or human resource issues, and is not intended to affect in any way the at-will employment relationship between the Company and its employees. We remain free to sever our relationship with each other at any time and for any reason.
APPENDICES:

Appendix A — Darwin Professional Underwriters, Inc. Financial Personnel Code of Ethics
Appendix B — Complaint Procedures for Accounting and Auditing Matters

APPENDIX A
DARWIN PROFESSIONAL UNDERWRITERS, INC.
FINANCIAL PERSONNEL CODE OF ETHICS
The following code of ethics (the “Financial Code of Ethics”) of Darwin Professional Underwriters, Inc. (the “Company”) applies to the Company’s chief executive officer, chief financial officer, chief accounting officer and all professionals serving in a finance, accounting, treasury or tax role (the “Financial Officers”) and supplements the provisions of the Darwin Professional Underwriters, Inc. Code of Conduct and Business Ethics.
All Financial Officers shall:
a. Act ethically and honestly, avoiding actual or apparent conflicts of interest between personal and professional relationships.
b. Report to the General Counsel of the Company any proposed transaction or relationship that reasonably could be expected to give rise to such a conflict.
c. Respect the confidentiality of non-public information about the Company or its subsidiaries obtained or created in connection with one’s activities except when authorized or otherwise required by applicable law or regulation or legal or regulatory process.
d. Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.
e. Comply with all applicable governmental laws, rules and regulations.
f. Promptly report to the General Counsel or Chairman of the Company’s Audit Committee (i) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
g. Promptly report any possible violation of this Financial Personnel Code of Ethics to the General Counsel of the Company or to the Chairman of the Company’s Audit Committee.
Any violation of this Financial Personnel Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the Financial Officers involved and/or the Company.
Any questions regarding the best course of action in a particular situation should be directed to the General Counsel.
As Adopted by the Board of Directors

APPENDIX B
COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS
Any employee of Darwin Professional Underwriters, Inc. (the “Company”), or its subsidiaries, may submit a good faith complaint regarding accounting or auditing matters to the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee will oversee treatment of complaints and employee concerns in this area.
In order to facilitate the reporting of complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters.
Receipt of Employee Complaints
Employees with concerns regarding Accounting Matters may report their concerns on a confidential basis to the General Counsel of the Company or to the Chairman of the Audit Committee. If employees wish, they may submit their concerns anonymously.
Employees may forward complaints to the General Counsel through telephone, fax, e-mail or regular mail as follows:
Mark I. Rosen, Esq.
Senior Vice President and General Counsel
Darwin Professional Underwriters, Inc.
9 Farm Springs Road
Farmington, CT 06032
mrosen@darwinpro.com
(860) 284-1951
(860) 284-1950 (fax)
Complaints may also be forwarded to the Chairman of the Audit Committee by mail in a sealed envelope addressed to the Chairman of the Audit Committee c/o the General Counsel. The General Counsel will deliver the envelope unopened to the Chairman of the Audit Committee.
Scope of Matters Covered by These Procedures
These procedures relate to employee complaints relating to any questionable Accounting Matters, including, without limitation, the following:
•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	fraud or deliberate error in the recording and maintaining of financial records of the Company;

•	deficiencies in or noncompliance with the Company’s internal accounting controls;

•	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

•	deviation from full and fair reporting of the Company’s financial condition.
Treatment of Complaints
Upon receipt of a complaint, the General Counsel or the Chairman of the Audit Committee will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the General Counsel or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.
Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.
The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee, or tolerate any threats or harassment of any employee, who in good faith reports any complaint regarding Accounting Matters or otherwise.
Reporting and Retention of Complaints and Investigations
The General Counsel will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company’s record management policies.